Exhibit 3.1

BENEFIT STREET PARTNERS REALTY TRUST, INC.

ARTICLES OF AMENDMENT

BENEFIT STREET PARTNERS REALTY TRUST, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:                   The Articles of Amendment and Restatement of the Company (the “Charter”) are hereby amended by striking out Article I of the Charter and inserting in lieu thereof the following to effectuate a change in the name of the Company:

“The name of the Company is Franklin BSP Realty Trust, Inc.”

SECOND:             The Charter is hereby amended by combining each share of common stock, $0.01 par value per share of the Company, which is issued and outstanding at the close of business on the effective date of these Articles of Amendment, into one-tenth of a share of common stock, par value $0.10 per share (the “Common Shares”), and any fractional Common Shares that are outstanding as a result of the reverse stock split will remain outstanding after the effective date of these Articles of Amendment.

THIRD:                  The Charter is hereby amended, effective immediately after the Effective Time (as defined below), to decrease the par value of the Common Shares issued and outstanding immediately after the Effective Time from $0.10 per share to $0.01 per share.

FOURTH:              The Company has a class of equity securities registered under the Securities Exchange Act of 1934, as amended.

FIFTH:                   There has been no increase in the authorized shares of stock of the Company effected by the amendments to the Charter as set forth above.

SIXTH:                  The directors of the Company, at a meeting duly noticed and held, adopted and approved the foregoing amendments by the vote required under Maryland law and the Charter and bylaws of the Company. Pursuant to Sections 2-605(a)(1), 2-309(e) and 2-605(a)(2) of the Corporations and Associations Article of the Annotated Code of Maryland, stockholder approval of these Articles of Amendment is not required.

SEVENTH:            These Articles of Amendment shall become effective at 9:00 a.m. Eastern Time on October 12, 2021 (the “Effective Time”).

EIGHTH:                The undersigned Chief Financial Officer and Treasurer of the Company acknowledges these Articles of Amendment to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer and Treasurer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused this amendment to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 6th day of October, 2021.

WITNESS:			BENEFIT STREET PARTNERS REALTY TRUST, INC.

By:	/s/ Micah Goodman		By:	/s/ Jerome S. Baglien
	Name:	Micah Goodman		Name:	Jerome S. Baglien
	Title:	Secretary		Title:	Chief Financial Officer and Treasurer